EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of June   , 2010 by and between Exide Technologies (the “Company”) and James R. Bolch (“Executive”).

WHEREAS, the Company and Executive mutually desire to enter into an Employment Agreement providing that the Executive will assume the responsibilities and assume the title of President and Chief Executive Officer (the “Employment Agreement”);

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2. Term. The period of employment of Executive by the Company under this Agreement (the “Employment Period”) shall commence on or before August 1, 2010 (the “Commencement Date”) and shall continue through the second anniversary of such Commencement Date; provided, that the Employment Period shall automatically be renewed for additional one-year periods thereafter unless either party shall give ninety (90) days prior written notice of its intent not to renew the Employment Period. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

3. Position and Duties. During the Employment Period, Executive shall serve as President and Chief Executive Officer, reporting directly to the Board of Directors of the Company (the “Board”). Executive shall have those powers and duties contained in the Company’s Amended and Restated Bylaws, as well as those responsibilities normally associated with the position of President and Chief Executive Officer of entities comparable to the Company and such other powers and duties as may be prescribed by the Board; provided that, such other powers and duties are consistent with Executive’s position as President and Chief Executive Officer and do not violate any applicable laws or regulations. Executive shall devote all of his working time, attention and energies to the performance of his duties for the Company; provided, that Executive may serve on the board of directors of no more than one other company, subject to the approval of the Board. As soon as practicable following the Commencement Date and upon the resignation of the prior Chief Executive Officer from his employment as Chief Executive Officer, the Board shall appoint Executive as a member of the Board. Thereafter, the Company shall nominate Executive for election to the Board at the Company’s next annual meeting following the Commencement Date, such election to be determined by shareholder vote.

4. Place of Performance. The place of employment of Executive shall be at the Company’s principal executive offices in Milton, Georgia, although Executive acknowledges that he shall be required to travel on Company business regularly during the Employment Period.

5. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, (i) commencing on the Commencement Date, the Company shall pay Executive an annualized base salary of $850,000, (ii) commencing on the first anniversary of the Commencement Date, the Company shall pay Executive an annualized base salary of $900,000 and (iii) thereafter, the Company shall pay Executive an annualized base salary as determined by the Board; provided, that such annualized base salary shall not be less than $900,000 (such amounts, “Base Salary”). Executive’s Base Salary shall be paid in accordance with the Company’s customary payroll practices. The Board of Directors, upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), shall periodically review Executive’s Base Salary for increase (but not decrease), consistent with the compensation practices and guidelines of the Company. If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b) Inducement Awards.

(i) The Company shall pay Executive a bonus equal to $1.5 million in a cash lump sum on the Commencement Date;

(ii) The Company shall pay Executive an additional bonus equal to $1 million in a cash lump sum on the first anniversary of the Commencement Date; provided, that Executive is employed by the Company on such date (except as otherwise provided in Section 8 below);

(iii) Subject to Executive’s continuing employment through December 31, 2012 (except as otherwise provided in Section 8 below), the Company shall pay Executive $1,713,200 in a cash lump sum on such date (the amounts in Section 5(b)(i), Section 5(b)(ii) and Section 5(b)(iii) collectively, the “Inducement Bonus”); and

(iv) On the Commencement Date, the Company shall grant Executive 750,000 shares of restricted common stock of the Company (the “Initial Equity Grant”). Such Initial Equity Grant shall vest in full on the third anniversary of the Commencement Date subject to Executive’s continuous employment except as otherwise provided in this Agreement. Such Initial Equity Grant shall be evidenced by a restricted stock agreement consistent with the terms of this Agreement.

In the event Executive’s employment is terminated by Executive without Good Reason or by the Company for Cause prior to the second anniversary of the Commencement Date, Executive shall be obligated to repay a prorated portion of the Inducement Bonus, to the extent paid, based on a fraction the numerator of which is (x) twenty-four (24) minus the number of complete calendar months Executive is employed by the Company and the denominator of which is (y) twenty-four (24) (the “Refund Obligation”). For the avoidance of doubt, the Company shall have the right to withhold the Refund Obligation from any amounts due Executive to the extent such withholding would not give rise to a failure to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Annual Bonuses. During each fiscal year of the Company which occurs during the Employment Period, commencing with the 2011 fiscal year (April 1, 2010 through March 31, 2011), Executive shall be eligible for an annual performance bonus (the “Bonus”), dependent upon the achievement of pre-established performance goals established by the Compensation Committee and approved by the Board. For the 2011 fiscal year, the Bonus shall not be prorated for Executive’s partial fiscal year of employment. Executive’s target Bonus shall be 125% of Base Salary (“Target Bonus”), and may be greater if justified by performance in excess of the pre-established performance goals. Similarly, the Bonus may be less than Target if the Company’s performance is below the pre-established goals.

Executive shall be eligible for such additional discretionary bonuses as may be determined by the Compensation Committee and approved by the Board.

Except as provided in Section 8 below, any Bonus earned during a fiscal year shall be paid at such time as the Company customarily pays annual bonuses, provided, that, Executive is still employed as of such payment date.

(d) Long Term Incentive. During the Employment Period, commencing with the 2011 fiscal year (April 1, 2010 through March 31, 2011), Executive shall be eligible to receive annual equity awards with a target value at the date of award equal to 300% of Base Salary. Such equity awards shall vest as follows: one-third (1/3) shall vest in three equal annual installments beginning on the first anniversary of the grant date and continuing on each such anniversary date thereafter and two-thirds (2/3) shall vest on the third anniversary of the grant date, which two-thirds (2/3) shall be dependent upon the achievement of pre-established performance goals established by the Compensation Committee and approved by the Board. For the 2011 fiscal year, such equity award (i) shall not be prorated for Executive’s partial fiscal year of employment due to the Commencement Date, (ii) shall be the number of shares determined based on a per share price of $10 per share of Company common stock and (iii) shall vest based on a deemed grant date of April 1, 2010.

(e) Relocation Expenses. The Company shall reimburse Executive for the costs of relocating his primary residence from the greater Mooresville, North Carolina area to the greater Atlanta, Georgia area in accordance with its policy as in effect from time to time; provided, that the home sale provision shall be extended from one year to two years and the temporary living expense reimbursement period shall be extended from 90 days to 180 days, provide however that such temporary living expense reimbursement shall not exceed $30,000 in the aggregate.

(f) Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. Any such reimbursement under this Section 5 shall be for expenses incurred by Executive during the Employment Period and such reimbursement shall be made not later than the last day of the calendar year following the calendar year in which Executive incurs the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(g) Vacation. During the Employment Period, Executive shall be entitled to 4 weeks of paid vacation per year to be used and accrued in accordance with the Company’s policy as it may be established from time to time. In addition to vacation, Executive shall be entitled to the number of sick days, personal days and national holidays per year that other senior executive officers of the Company with similar tenure are entitled under the Company’s policies.

(h) Welfare, Pension and Incentive Benefit Plans and Perquisites. During the Employment Period, Executive shall be entitled to participate in such employee benefit plans offered by the Company, or which it may adopt from time to time, for its senior executives, in accordance with the eligibility requirements for participation therein, including, without limitation, the Company’s automobile and relocation allowance policy. The Company shall reimburse Executive for any out-of-pocket COBRA expenses related to coverage for Executive or his dependents incurred by Executive during the initial waiting period prior to becoming eligible to participate in the Company’s employee benefit plans. Additionally, during the Employment Period, Executive shall receive a monthly automobile allowance in accordance with the practice or policy applicable to senior executives of the Company as in effect from time to time; provided, that such allowance to Executive shall be no less favorable than as provided to any other senior executives of the Company. Executive acknowledges that the Company may seek to obtain key-man life (or similar) insurance in connection with Executive’s employment hereunder, and Executive agrees to cooperate with the Company’s reasonable requests to obtain such coverage, including, without limitation, submitting to reasonable physical examinations.

6. Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder with reasonable accommodation for an entire period of three (3) consecutive months, and within thirty (30) days after written Notice of Termination is given after such three (3) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c) Cause. The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon Executive’s (i) willful and continued failure, which continues after ten (10) business days prior written notice to Executive from the Board, to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) or to comply with the reasonable policies of the Company as written or at the reasonable direction of the Board, (ii) an act or omission that constitutes willful misconduct, gross negligence or fraud, (iii) misappropriation, embezzlement, or dishonesty with respect to his duties with the Company or (iv) conviction or entering a plea of “guilty” or “no contest” to a felony.

(d) Good Reason. Executive may terminate his employment for Good Reason within ninety (90) days following the occurrence of any of the events detailed in subsections (i) through (vi) in this Section 6(d), any of which is not cured by the Company, if curable, within thirty (30) days following Executive’s written notice to the Board. For purposes of this Agreement, “Good Reason” shall mean: (i) a material adverse change in Executive’s authority, duties or responsibilities, (ii) a material reduction in Base Salary, (iii) other action or inaction that constitutes a material breach by the Company of the Agreement, (iv) relocation of Executive’s place of employment more than fifty (50) miles from the current executive offices in Milton, Georgia; provided, that such relocation materially increases Executive’s commute to work, or (v) a requirement that Executive report to anyone other than the Board.

(e) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause at any time by providing Executive with a Notice of Termination and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least sixty (60) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(g) Expiration of the Employment Period. Executive’s employment shall terminate upon expiration of the Employment Period (including any renewals thereof) and such termination shall not be a breach of this Agreement.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within ninety (90) days after the giving of such notice which date shall be at least thirty days after the date of notice if the termination is made pursuant to Section 6(f)) set forth in such Notice of Termination; provided, that, if applicable, the Notice of Termination shall not be effective until the cure period has expired and such event or events leading to such termination have not yet been cured.

8. Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments set forth below, and Executive shall not be entitled to any additional severance payments or benefits from the Company. Upon Executive’s termination of employment for any reason, upon the request of the Board, he shall resign as an officer and director of the Company or any of its affiliates.

(a) Termination By Company without Cause or By Executive With Good Reason or Due to Expiration and Non-Renewal of Employment Period By Company. Notwithstanding any other provision to the contrary contained herein, if Executive’s employment is terminated by the Company without Cause, by the Executive with Good Reason, or due to the expiration and non-renewal of the Employment Period by the Company:

(i) The Company shall pay to Executive no later than the second regularly scheduled pay day following the Date of Termination and in all events no later than thirty (30) days following the Date of Termination (1) his earned, but yet unpaid Base Salary through the Date of Termination, (2) any earned, but unpaid vacation pay and (3) any amounts due pursuant to Section 5 for reasonable expenses incurred for which reimbursement has been timely requested, but not paid prior to such termination of employment (the “Accrued Obligations”); and

(ii) The Company shall pay to Executive the Bonus that would have been paid to Executive had he remained employed through the end of the fiscal year in which such termination occurs, if any, based on actual results and pro-rated to reflect the number of days Executive was employed during such fiscal year over the number of days in such fiscal year, to be paid at such time as the Company customarily pays bonuses, but not later than 2-1/2 months after the end of the calendar year which contains the end of the fiscal year in which such termination occurs; provided, that for purposes of proration in respect of fiscal year 2011, Executive shall be deemed to have been employed as of April 1, 2010 (the “Pro-Rated Bonus”); and

(iii) The Company will pay to Executive on the day that is sixty (60) days following the Date of Termination (the “Severance Payment Date”) a lump sum cash payment equal to (x) 225% of the Base Salary for the remainder of the Employment Period; provided, that, in no event will such amount be based on less than twelve (12) months remaining in the Employment Period; and

(iv) The Company will pay to Executive on the Severance Payment Date any unpaid portion of the Inducement Bonus and any unvested portion of the Initial Equity Grant shall immediately vest as of the Date of Termination; and

(v) Only in the event Executive timely elects continuation coverage under COBRA, the Company shall pay Executive (no more than 45 days in arrears) an additional monthly amount equal to the excess of (A) the monthly medical, vision and dental benefits premiums payable in respect of the Executive and his dependents under the Company’s benefit plans over (B) the current cost of such benefits to active employees as in effect from time to time until the earlier of, identified and treated separately with respect to each type of coverage, (1) the first of the month after Employee becomes eligible for such coverage by another employer or (2) the date that is eighteen months following the Date of Termination. Executive agrees to inform the Company immediately if he becomes eligible for health insurance coverage by another employer. Additional information about COBRA may be obtained by contacting the Executive Vice President—Human Resources, Exide Technologies, at 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004. All other Executive insurance coverages, including but not limited to life insurance, terminate on the Date of Termination; and

(vi) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

(vii) Executive shall receive no further benefits or compensation, except as required by this Agreement or by law.

(viii) For purposes of determining the amounts to be paid to Executive pursuant to this Section 8(a), no reduction of or change to Base Salary, which would constitute Good Reason under Section 7(d) shall be taken into account, regardless of the reason for the termination giving rise to Executive’s right to be paid, and the Company’s obligation to pay, the amounts required under Section 8(a).

(b) Termination By Company for Cause, By Executive Without Good Reason or Due to Non-Renewal of Employment Period By Executive. If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason) or due to the non-renewal of the Employment Period by Executive:

(i) the Company shall pay Executive the Accrued Obligations no later than the second regularly scheduled pay day following the Date of Termination and in all events no later than thirty (30) days following the Date of Termination; and

(ii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

(iii) Executive shall receive no further benefits or compensation, except as required by this Agreement or by law

(c) Death or Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall be paid his Base Salary through the Date of Termination, off-set by any disability insurance for which the premiums were paid by the Company. Notwithstanding any other provision to the contrary contained herein, following the Date of Termination occurring pursuant to Section 6(a) or Section 6(b) hereof:

(i) the Company shall pay Executive (or Executive’s beneficiary, legal representatives or estate, as the case may be) (A) the Accrued Obligations no later than the second regularly scheduled pay day following the Date of Termination and in all events no later than thirty (30) days following the Date of Termination and (B) the Pro-Rated Bonus at the time specified in Section 8(a)(ii) above; and

(ii) the Company will pay to Executive (or Executive’s beneficiary, legal representatives or estate, as the case may be) on the Severance Payment Date any unpaid portion of the Inducement Bonus and any unvested portion of the Initial Equity Grant shall immediately vest as of the Date of Termination; and

(iii) Executive (or Executive’s beneficiary, legal representatives or estate, as the case may be) shall be entitled to any other rights, compensation and/or benefits as may be due such person in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

(iv) Executive (or Executive’s beneficiary, legal representatives or estate, as the case may be) shall receive no further benefits or compensation, except as required by this Agreement or by law.

(d) Release Requirement. As a condition of receiving any payments under Section 8(a) other than the Accrued Obligations or other rights, compensation and/or benefits as may be due to Executive (or Executive’s beneficiary, legal representative(s) or estate) in accordance with the terms and provisions of any agreements, plans or programs of the Company (collectively, the “Non-Releasable Obligations”), Executive shall execute a release, in a form reasonably acceptable to the Company, thereby releasing the Company and its affiliates from any and all obligations and liabilities to the Executive arising from or in connection with the Executive’s employment or termination of employment with the Company and its affiliates, other than the Non-Releasable Obligations and the benefits and indemnification obligations provided pursuant to Sections 23, 24 and 25 of this Agreement, to the fullest extent permitted by law. Such release will be provided by the Company to the Executive within five (5) days following the termination of the Executive’s employment and must be executed and returned (and not revoked) by the Executive to the Company within 60 days following such termination of employment. If the Executive executes the release and does not revoke the release within 60 days of his or her termination of employment, payment of the severance payments and benefits will be made (or commence, in the case of installments) on the Severance Payment Date; provided, that the Pro-Rated Bonus shall be paid on the later of (i) the Severance Payment Date and (ii) the time specified in Section 8(a)(ii) hereof. Notwithstanding anything in this Agreement to the contrary, if the Executive does not execute the release and/or the release does not become irrevocable within 60 days of such termination of employment, the Executive shall not receive any severance payments or benefits under Section 8(a) other than the Non-Releasable Obligations. Further, notwithstanding anything in this Agreement to the contrary, if the Company does not provide such release to Executive within thirty (30) days following the termination of the Executive’s employment, no such release shall be required as a condition of receipt of any benefits under Section 8(a).

(e) Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if any payments or benefits provided or to be provided to or for the benefit of Executive (or Executive’s beneficiary, legal representatives or estate, as the case may be) by the Company or its affiliates (or any successors thereto) (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) that, but for this Section 8(e), would be considered “excess parachute payments” under Code Section 280G, then such Payments shall be limited to the greatest amount which may be paid or provided to or in respect of Executive under Code Section 280G without causing the imposition of an excise tax on Executive under Code Section 4999 (or any successor provision), but only if, by reason of such reduction, the net after tax benefit to Executive of such reduced Payments shall exceed the net after tax benefit of the Payments if such reduction were not made. The determination of whether the Payments would be considered excess parachute payments and the calculation of all the amounts referred to in this Section 8(e), including the relative net after tax benefits (which shall take into account, without limitation, all applicable federal, state and local employment, income and excise taxes), shall be made by a nationally recognized accounting firm selected by Executive and reasonably agreeable to the Company and at the expense of the Company (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations. Executive shall have a reasonable period of time in which to review the determination made by the Accounting Firm and Company and Executive agree to cooperate generally and in good faith regarding such determination. Any final determination by the Accounting Firm shall be binding upon the Company and Executive. In the event that the Payments to or in respect of the Executive are to be reduced in accordance with this Section 8(e), the reductions shall be made in the following order (i) cancellation of accelerated vesting of stock options for which the per share exercise price exceeds the then per share fair market value of the Company’s common stock; (ii) reduction of cash payments that do not constitute deferred compensation within the meaning of Code Section 409A; (iii) cancellation of accelerated vesting of stock options for which the per share exercise price does not exceed the then per share fair market value of the Company’s common stock; (iv) cancellation of accelerated vesting of restricted stock; and (v) reduction in any other payments or benefits in a manner that complies with Code Section 409A. Within each such category, the Payments that will result in the greatest present value reduction in the Payments with the least reduction in economic value to Executive shall be reduced first.

9. Restrictive Covenants.

(a) Acknowledgments. Executive acknowledges that: (i) as a result of Executive’s employment by the Company, Executive will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company and its affiliates at substantial expense, and the Confidential Information constitutes valuable proprietary assets; (iii) the Company and its affiliates will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Employment Period and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Company’s and its affiliate’s business is such that it could be conducted any where in the world and that it is not limited to a geographic scope or region; (v) the Company and its affiliates will suffer substantial damage which will be difficult to compute if, during the term of employment or thereafter, Executive should solicit or interfere with the Company’s and its affiliate’s employees, clients or customers or should divulge Confidential Information relating to the business of the Company and its affiliates; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates; (vi) the Company would not have hired Executive or provided the Inducement Bonus or Initial Equity Grant and other benefits contemplated under Agreement unless he agreed to be bound by the terms hereof; and (vii) the provisions of this Agreement will not preclude Executive from other gainful employment. “Competitive Business” as used in this Agreement shall mean any business which competes, directly or indirectly, with any aspect of the Company’s business. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company or any affiliate, including, without limitation, any: (A) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company or any affiliate, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements; (C) any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Company or any affiliate; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or any affiliate; or (E) any other information, data or the like that is labeled confidential or orally disclosed to Executive as confidential.

(b) Confidentiality. In consideration of the benefits provided for in this Agreement, Executive agrees not to, at any time, either during the Employment Period or thereafter, divulge, use, publish or in any other manner disclose, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Executive’s duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, Executive shall cooperate with the Company in attempting to keep such information confidential. Upon termination, Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.

(c) Non-Compete. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during his employment and for a period of twenty-four months following the termination of his employment for whatever reason (the “Restricted Period”), he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest in, or give advice or consultation to any Competitive Business with the Company or any of its affiliates without the Company’s prior written consent. Should Executive be found, by a court of competent jurisdiction, to have breached his non-compete obligation, the Restricted Period shall be extended for the term of the breach as found by the Court. The foregoing provision shall not prohibit Executive’s ownership of a de minimis amount of stock in any public company.

(d) Non-Solicitation of Employees. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, Executive shall not directly or indirectly attempt to solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing services to the Company and its affiliates at the time of his termination of employment or was or is providing such services within the two year period before or after his termination of employment. Should Executive be found, by a court of competent jurisdiction, to have breached his non-solicitation obligation, the Restricted Period shall be extended for the term of the breach as found by the Court.

(e) Non-Solicitation of Clients and Customers. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit or accept any business that is directly related to the business of the Company or its affiliates, from any person or entity who, at the time of, or at the time during the twelve months preceding such termination, was an existing or prospective customer or client of the Company or its affiliates; (ii) request or cause any of the Company’s or its affiliates’ clients or customers to cancel or terminate any business relationship with the Company or its affiliates involving services or activities which were directly or indirectly the responsibility of Executive during his employment; or (iii) request or cause any employee of the Company or its affiliates to breach or threaten to breach any terms of said employee’s agreements with the Company or its affiliates or to terminate his or her employment with the Company or its affiliates.

(f) Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to training or marketing methods and techniques that Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the term of his employment, or within six (6) months thereafter, whether or not during regular business hours and created, conceived or prepared on the Company’s or any affiliates’ premises or otherwise shall be the sole and complete property of the Company and/or its affiliates and may not be used by Executive outside of the Company. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) — (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s or its affiliates’ premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Company and/or its affiliates, as the case may be, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Executive further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his engagement by the Company, or within six (6) months thereafter, whether or not during normal business hours. Executive agrees that all works of authorship created by Executive during his engagement by the Company shall be works made for hire of which the Company or its affiliates is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company or its affiliates all rights in any Intellectual Property Product created by Executive during his engagement by the Company, or within six (6) months thereafter, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Company at the time such request is made, in order to permit the Company, its affiliates and/or their respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of Executive’s employment by the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in Executive’s possession, under Executive’s control or to which he may have access.

(g) Enforcement. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 9, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement. Should Executive breach his non-compete obligation, the Company may cease its reimbursement of any COBRA premiums that it is paying to Executive. Any such cessation of reimbursement shall not reduce any monetary damages that may be available to the Company as a result of the breach.

(h) Blue Pencil. If, at any time, the provisions of this Section 9 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(i) EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 9 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

10. Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 9 of this Agreement or for which preliminary injunctive relief may be sought by any party. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration for resolution in Atlanta, Georgia in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings.

11. Successors; Binding Agreement . The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of the Executive, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in case of Executive, to the last address on file with the Company and if to the Company, to its executive offices or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of Delaware without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

14. Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Survival. The respective obligations of, and benefits afforded to, Executive and Company as provided in Sections 8, 9, 22, 23, 24 and 25 of this Agreement shall survive the termination of this Agreement.

16. No Conflict of Interest. During the Employment Period, Executive shall not directly, or indirectly render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Company.

17. Counterparts. This Agreement may be executed in two or more-counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

19. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

20. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

21. Representation. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Company. In addition, Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to terminate the Executive’s employment for Cause.

22. Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

23. Indemnification. The Company agrees that if Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a director, officer, member, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company’s bylaws.

24. Negotiation Fees. The Company shall reimburse Executive for his reasonable legal fees and expenses relating to the preparation and negotiation of this Agreement, but not to exceed $25,000.

25. Section 409A.

(a) Compliance. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that the Company determines that any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Code Section 409A.

(b) Separate Payments. Notwithstanding anything in this Agreement to the contrary, the right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments in accordance with Code Section 409A and Final Treasury Regulation Section 1.409A-2(b)(2)(iii).

(c) Short-Term Deferral. Except as otherwise specifically provided, amounts payable under this Agreement, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable following the date they are earned and vested and, in any event, on or prior to March 15 of the year following the first calendar year in which such amounts are no longer subject to a substantial risk of forfeiture, as such term is defined in Section 409A of the Code.

(d) Specified Employee. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on his Date of Termination Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be delayed and paid or provided (or commence, in the case of installments)(together with any such payments or benefits that otherwise would have been paid or provided during such delayed period) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit; provided, that, payments or benefits that qualify as short-term deferral (within the meaning of Code Section 409A and Final Treasury Regulations Section 1.409A-1(b)(4)) or involuntary separation pay (within the meaning of Code Section 409A and Final Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)) and are otherwise permissible under Section 409A and the Final Treasury Regulations, shall not be subject to such six-month delay.

(e) Separation from Service. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the Date of Termination for purposes of any such payment or benefits.

(f) No Designation. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A.

(g) Expense Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

EXIDE TECHNOLOGIES

/s/ John P. Reilly—

By: JOHN P. REILLY Title: CHAIRMAN

/s/ James R. Bolch—

Executive